Exhibit 99.1
Press release issued by Move, Inc. on September 21, 2010, regarding an Agreement and Plan of Merger dated
September 17, 2010, pursuant to which it was agreed that the Company would acquire Threewide Corporation
MOVE, INC. ANNOUNCES ACQUISITION OF THREEWIDE CORP. OPERATOR OF LISTHUB
ListHub Enables Move to Provide National Syndication and Unified Market Intelligence Solutions
CAMPBELL, CA (September 21, 2010) — Move, Inc. (NASDAQ: MOVE), the leader in online real estate, today announced the acquisition of Threewide Corp., operator of ListHub, the nation’s largest online real estate listing syndicator and provider of advanced performance reporting solutions for brokers, real estate franchises, multiple listing services (MLSs) and real estate web sites. ListHub products and services include syndication of 2.4 million property listings from 270+ MLSs and 38,000 brokers to more than 70 real estate marketing web sites, as well as streamlined data management and reporting analysis used to monitor online listing performance.
     With the addition of the ListHub brand, Move will deliver even greater value to MLSs, brokers and real estate web sites as a single trusted source for national online listing syndication and reporting services empowering real estate professionals to reach more consumers while efficiently managing their online marketing strategy from one standardized dashboard.
     “Online real estate today can be a fragmented experience for consumers and real estate professionals, and the related content is often inaccurate,” said Move, Inc., Chief Executive Officer, Steve Berkowitz. “By acquiring Threewide and elevating the ListHub brand to a primary product offering at Move, we’ll combine Move’s core competencies of listing aggregation, relationship management and the delivery of effective marketing services with ListHub’s leadership in national syndication and market intelligence. Through our combined strengths, we’ll successfully aggregate and connect vast amounts of data from a variety of sources, ensure the data remains accurate and fresh, and standardize the market reports real estate professionals rely on to guide their online marketing efforts and demonstrate value to clients. We believe this will soon result in a considerable improvement in the overall experience for both consumers and real estate professionals, regardless of where a property listing is displayed.”
     Together, Move and ListHub will consult and work with key constituents in the real estate industry to demonstrate how its newly combined products and services can help MLSs, franchises, and brokers increase their online marketing effectiveness, safeguard the use of listing data, and reach more potential buyers and sellers efficiently through the national ListHub syndication network.
     “We are very excited to become a part of the Move Network and we look forward to bringing even more value to our partners and customers going forward with the support of Move,” said ListHub President, Luke Glass. “Our vision for the ListHub product remains to provide real estate brokers and agents with a single, neutral platform that gives them control and transparency in the online marketing of their listings. ListHub is committed to growing the value of the ListHub network, continuing to bring together content providers and publishers, while supporting their ability to engage with one another with ease and confidence.”
     With this acquisition, Threewide becomes a wholly-owned subsidiary of Move Sales, Inc., a subsidiary of Move, Inc., and ListHub will join Move’s other industry-leading business-to-business brand solutions used by real estate professionals to market client listings and their brands to buyers and sellers. ListHub products, services and the management team of professionals will remain with the ListHub brand, now backed by Move.
     Move completed the transaction on Monday, September 20, 2010, for total consideration of $13 million cash. The acquisition is expected to be dilutive to GAAP EPS by approximately $0.01 to $0.02 in 2011 and non-dilutive to adjusted

EBITDA (earnings from continuing operations before interest, taxes, stock-based compensation and charges, depreciation, amortization and other non-recurring charges).
# # #
ABOUT THREEWIDE CORP. AND LISTHUB
Threewide Corporation was founded in July of 1999 and has specialized in solving data management issues in the real estate vertical since its inception. In mid-2000, the company began to focus on the digital capture, packaging, and transport of data for brokerages, Multiple Listing Services, and other industry vendors. In 2007, Threewide launched ListHub, the nation’s first listing asset management system for brokers. ListHub syndicates MLS listing information from the MLS or other reliable data sources to an array of online marketing sites and provides the brokerage with reporting and analysis of online advertising results. For more information about Threewide Corporation and ListHub, visit www.listhub.com.
ABOUT MOVE, INC.
Move, Inc. (Nasdaq: MOVE) is the leader in online real estate with 12.7 million1 monthly visitors to its online network of websites. Move, Inc. operates: Move.com, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com® the official website of the National Association of REALTORS(R); Moving.com; SeniorHousingNet; and TOP PRODUCER Systems. Move, Inc. is based in Campbell, California.
This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.
Contact:
Julie Reynolds, Move, Inc./ Julie.reynolds@move.com / 805.557.3080
Richard Garcia, Move, Inc./ Richard.garcia@move.com / 805.557.3807

[1]	comScore Media Metrix, August 2010